Exhibit 10.4

FOURTH AMENDMENT

SEAGATE DEFERRED COMPENSATION PLAN

The Seagate Deferred Compensation Plan, as amended and restated as of January 1, 2009 (the “Plan”), is hereby amended by this Fourth Amendment (the “Amendment”).

WHEREAS, for purposes of this Amendment, capitalized terms used herein that are not defined shall have the meanings given to them in the Plan;

WHEREAS, Seagate US LLC (the “Company”) maintains the Plan, which is a nonqualified deferred compensation plan, for the benefit of Directors and eligible employees of the Company and Participating Companies;

WHEREAS, Section 9.4 of the Plan document provides that the Committee has the authority to amend, modify, suspend or terminate the Plan;

WHEREAS, pursuant to authority granted to the Committee under Section 9.4, the Committee has determined that it is appropriate to freeze the Plan with respect to all deferrals after the 2014 Plan Year;

WHEREAS, after the Plan is frozen, (1) any Employees who were Participants in the Plan will not be able to defer any portion of their Compensation into the Plan for Plan Years after 2014 (except as provided pursuant to Plan section 3.1(f) and described specifically below), (2) any individuals who have Accounts in the Plan shall continue to be Participants in the Plan, and (3) the Plan terms shall continue to govern Participant Accounts until paid in full;

WHEREAS, the Company intends to establish the 2015 Seagate Deferred Compensation Plan to govern amounts generally deferred with respect to performance periods after December 31, 2014, except as otherwise provided in the 2015 Seagate Deferred Compensation Plan and described generally below;

WHEREAS, based on the foregoing and pursuant to Plan section 3.1(f), (1) Participants’ Base Salary and Commission compensation that is earned between December 30, 2013 and December 28, 2014 is subject to Participants’ 2014 deferral elections (if any) and shall be subject to the Plan terms and (2) Participants’ Bonuses that are earned in 2014 (if any) are subject to Participant’s 2014 deferral elections (if any) and shall be subject to the Plan terms;

WHEREAS, pursuant to Plan section 3.1(c), Bonuses that may be earned in 2014 (and that if paid, shall be subject to the Plan) include any Bonuses paid (a) in August 2014, with respect to the Key Contributor Performance Bonus Plan, (b) in August 2014, with respect to the Executive Performance Bonus Plan provided that the Participant was continuously employed with the Company from July 1, 2013 (or the date the Company set the performance goals for the 2013-2014 performance period, if later) through the date the Participant completed his or her enrollment in the Plan for the 2014 Plan Year, and (c) in February 2015, with respect to the Key Contributor Performance Bonus Plan;

WHEREAS, the 2015 Seagate Deferred Compensation Plan shall govern deferrals of base salary and commission compensation that is earned after December 28, 2014 and any deferrals of bonuses earned after 2014, which shall include bonuses earned in 2015 pursuant to the Key Contributor Performance Bonus Plan or the Executive Performance Bonus Plan and which are typically paid in August 2015 or later;

WHEREAS, pursuant to authority granted to the Committee under Section 9.4, the Committee also desires to modify the Plan to clarify the original intent of certain provisions and how they have been administered since the effective date of the Plan; therefore, the Committee has determined that it is appropriate to amend the Plan effective January 1, 2009 to (1) clarify that salary replacements paid by the Company or any Participating Company such as short or long-term disability benefits are not included in Base Salary, (2) clarify the Distributable Amount and Specified Employee definitions, (3) remove the references to death from the Payment Commencement Date definition, (4) clarify the administration of Scheduled In-Service Withdrawals in the event of a Participant’s Disability or separation from service, (5) clarify the tax withholding provisions applicable to deferrals and distributions, and (6) clarify the responsibilities of the Company and the Participant related to compliance with Code Sections 409A and 457A; and

WHEREAS, pursuant to authority granted to the Committee under Section 9.4, the Committee has determined it is appropriate to amend the claims procedures to provide a convenient venue in the event of any legal action relating to the Plan and to require Participants to report distribution errors (if any) to the Committee.

NOW, THEREFORE, BE IT RESOLVED, that the Amendment, as set forth in the attached Exhibit A, is hereby approved and adopted effective as specified in Exhibit A.

Exhibit A

FOURTH AMENDMENT

SEAGATE DEFERRED COMPENSATION PLAN

The Seagate Deferred Compensation Plan, as amended and restated as of January 1, 2009 (the “Plan”), is hereby amended as follows:

1.                                      Effective January 1, 2009, Section 1.2 is hereby amended by deleting and replacing the first sentence in that Section with the following:

1.2.                            Base Salary. “Base Salary” means the Employee’s base salary for the Plan Year, and does not include any other form of compensation such as Annual Bonuses, Commissions, restricted stock, proceeds from stock options or stock appreciation rights, expatriate premiums, hypothetical tax payments for expatriates, severance payments, moving expenses, car or other special allowance, non-monetary awards, other special compensation, salary replacements paid by the Company or any Participating Company such as short or long-term disability benefits, and any other similar amounts paid by the Company or any Participating Company to an Eligible Employee whether or not includible in taxable income.

2.                                      Effective January 1, 2009, Section 1.16 is hereby amended in its entirety to read as follows:

1.16.                     Distributable Amount. “Distributable Amount” means the aggregate vested amount credited to a Participant’s Account less any amounts previously distributed to (or deemed distributed to or forfeited by) that Participant without regard to whether such amounts are credited to any separate subaccounts established for the purpose of administering the Plan except to the extent that the Plan provides otherwise.  Such amount shall be valued as of the date determined by the Committee or its delegate in its sole discretion.  The Distributable Amount shall not include any other amounts deferred or credited with respect to deferrals pursuant to any other nonqualified deferred compensation plan sponsored by the Company.

3.                                      Effective January 1, 2009, Section 1.25 is hereby amended by deleting the phrases “or death” and “dies or” in the first sentence of that Section.

4.                                      Effective immediately, Section 1.28 is hereby amended in its entirety to read as follows:

1.28.                     Specified Employee.  “Specified Employee” shall mean any Participant who, as of the date of such Participant’s “separation from service” (as such term is defined under Section 409A of the Code), is identified as a “specified employee” pursuant to the Company’s Specified Employee Procedure.

5.                                      Effective for Plan Years after 2014, Section 2.1 is hereby amended in its entirety to read as follows:

2.1.                            Participation.  Effective for Plan Years after 2014, Employees are no longer eligible to defer any portion of their Compensation, and effective for Plan Years after 2010, Directors are no longer eligible to defer any portion of their Compensation.  Any Participants who have Accounts attributable to periods prior to 2015 shall continue to be Participants in the Plan and the Plan terms and Participant elections shall continue to govern Participant Accounts until paid in full.

6.                                      Effective immediately, Section 3.1 is hereby amended by adding the following paragraph (i) to the end thereof:

(i)                                     Obligation to Report Errors.  Participants are required to contact the Committee with respect to any distribution error during the calendar year.  If the Participant fails to notify the Committee with respect to any distribution errors, the Employer is deemed to have acted in good faith and will not be liable for any adverse tax consequences to Participant or Participant claims relating to failure to distribute the correct amounts.

7.                                      Effective January 1, 2009, Section 7.1 is hereby amended by adding the following sentence to the end thereof:

In the event that a Participant experiences a separation from service or Disability prior to the commencement or completion of a Scheduled In-Service Withdrawal, then the relevant provisions of Section 7.2 shall apply to the Distributable Amount remaining in the Participant’s Account (if any) as of the date of the Participant’s separation from service or Disability and supersede the Participant’s Scheduled In-Service Withdrawal election.

8.                                      Effective January 1, 2009, Section 7.3(e) is hereby amended by deleting and replacing the first sentence in that Section with the following:

(e)                                  If a Participant is receiving Scheduled In-Service distributions or has elected a Scheduled In-Service Withdrawal and distributions have not begun  and has a Disability or a separation from service from the Company and all Related Companies for any reason, the Participant shall receive a distribution equal to the Participant’s remaining Distributable Amount in accordance with the Participant’s election, if any, applicable to a separation from service, and the distributions shall commence on the Payment Commencement Date related to the separation from service or Disability, whichever is applicable.

9.                                      Effective January 1, 2009, Section 9.3 is hereby amended in its entirety to read as follows:

9.3.                            Withholding.  Participant is responsible for all applicable taxes with respect to deferrals and distributions pursuant to the Plan.  For each Plan

Year during which a Participant has deferrals, the Participant’s employer(s) may, in a manner determined by the employer(s), withhold the Participant’s share of FICA and other required employment or state, local, and foreign taxes on deferrals from that portion of the Participant’s Base Salary, Commissions, or Bonus that is not deferred.  To the extent required by the law in effect at the time of any distribution, the Participant’s employer may withhold from each payment made under the Plan all federal, state, local or foreign taxes that are required to be withheld by the employer in respect of such payment.  To the extent taxes owed by the Participant with respect to deferrals or distributions under the Plan are not withheld for any reason, Participant shall continue to be responsible for such taxes and in no event shall the Company or any Participating Company have any responsibility or liability to any Participant for any failure to comply with any applicable tax withholding requirements.

10.                               Effective January 1, 2009, Section 9.11 is hereby amended in its entirety to read as follows:

9.11.                     Code Sections 409A and 457A.

(a)                                 The Plan is intended to be a nonqualified deferred compensation plan within the meaning of Code Section 409A and shall be operated and interpreted to meet the requirements of Code Section 409A to the maximum extent possible.  For purposes of Code Section 409A, all payments to be made on account of termination of employment (including a separation from service) shall only be made upon a “separation from service” within the meaning of Code Section 409A.

(b)                                 If any provision of the Plan would, in the reasonable, good faith judgment of the Company, result or likely result in the imposition on a Participant or any other person of, (i) any additional tax, accelerated taxation, interest or penalties under Code Section 409A or (ii) accelerated taxation, interest or penalties under Code Section 457A, the Company may modify the terms of the Plan, or may take any other such action, without a Participant’s consent or the consent of any other person, in the manner that the Company may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such additional tax, accelerated taxation, interest, or penalties or otherwise comply with Code Sections 409A and 457A.  This Section does not create an obligation on the part of the Company to modify the Plan and does not guarantee that any amounts payable under the Plan will not be subject to additional taxes, accelerated taxation, interest or penalties under Code Sections 409A and 457A.

(c)                                  Each Participant shall be solely responsible for the payment of all taxes that become due as a result of participating in this Plan.  In no event shall the Company or any Participating Company have any responsibility or liability to any Participant for any failure to comply with Code Sections 409A or 457A.

11.                               Effective immediately, Section 10.5 is hereby amended by adding the following sentence to the end thereof:

A claimant wishing to seek any further legal action with respect to a final adverse benefit determination must file such claim in a court of law within one year of the date on which the event that caused the claim to arise occurred or lose any right to bring such action.  Such legal action must be filed only in the United States District Court for the Northern District of California, San Jose, California courthouse.

12.                               Effective January 1, 2009, the Plan is hereby amended by replacing all references to “Subsection 4.1(c)” with references to “Subsection 4.1(d)”.

13.                               In all respects no amended, the Plan is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Seagate Benefits Administrative Committee, by its duly authorized officer, has executed this Amendment to the Plan on November 13, 2014.

SEAGATE BENEFITS ADMINISTRATIVE COMMITTEE

By:
John Cleveland

Title:	Vice President, Global Compensation, Benefits,
Mobility & Compliance